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                                   EXHIBIT 99


NEWS RELEASE                                   FOR:  iNTELEFILM CORPORATION
ALEX TASSOS & ASSOCIATES                             Crosstown Corporate Center
CORPORATE & FINANCIAL PUBLIC RELATIONS               6385 Old Shady Oak Rd,#290
17 Stonepointe Dr.                                   Eden Prairie, MN 55344
Escondido, California 92025                          Christopher T. Dahl, CEO
Contact: Alex Tassos                                 952-925-8840
760-737-7000

                       NASDAQ TO DELIST iNTELEFILM SHARES


Minneapolis, MN, August 17, 2001 - iNTELEFILM Corporation (Nasdaq: FILM) announced today that it has received notice from The Nasdaq Stock Market that its shares of common stock will be delisted from the Nasdaq National Market as of the open of business on Monday, August 20, 2001. The notice stated that the Nasdaq Listing Qualifications Panel had denied iNTELEFILM's request to transfer its shares of common stock to the Nasdaq SmallCap Market.

According to the notice, iNTELEFILM shares may immediately be eligible to trade on the OTC Bulletin Board pursuant to an exemption which permits a broker-dealer to publish in, or submit for publication in, a quotation medium, quotations for a security immediately after such security is no longer authorized for quotation on The Nasdaq Stock Market, subject to certain conditions.

As a result of the panel's decision, trading in iNTELEFILM shares, if any, will be conducted in the over-the-counter market in the so-called "pink sheets" or on the OTC Bulletin Board. Selling iNTELEFILM shares will be more difficult because it is likely that smaller quantities of shares will be bought and sold, transactions will be delayed, and security analyst and news media coverage of iNTELEFILM will be reduced. These factors may result in lower prices and larger spreads in the bid and ask prices for iNTELEFILM shares.

iNTELEFILM plans to seek review by the Nasdaq Listing Council of the panel's decision. However, the institution of such a review will not stay the panel's decision to delist iNTELEFILM shares as of the open of business on Monday, August 20, 2001.